Exhibit 99.1

Contact:

 Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Columbus McKinnon Reports Fiscal 2009 First Quarter Revenue and Earnings Growth Driven by Strong International Sales –
 Univeyor Divested

▪	First quarter revenue from continuing operations increased 6.9% to $151.2 million on strong global performance

▪	Gross margin from continuing operations improves 150 bps to 32.1%

▪	Income from continuing operations per diluted share increased 10.9% to $0.61

▪	Strong balance sheet with debt, net of cash, of $48.4 million, or 13.6% of total capitalization, provides financial flexibility

▪	Univeyor business, to be divested on July 25, classified as discontinued operations in the quarter

AMHERST, N.Y., July 24, 2008 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its first quarter fiscal 2009 that ended on June 29, 2008.  Prior periods have been restated to reflect the classification of the Company’s Univeyor business as discontinued operations.  Columbus McKinnon separately reported today that it signed a definitive agreement to divest its Univeyor subsidiary, which manufactures and installs integrated material handling conveyor systems.  As a result of the transaction, the Company will now report its financial results as one operating segment.  Except where noted, the following discussion addresses continuing operations.

Net sales for the first quarter of fiscal 2009 were $151.2 million, up $9.7 million, or 6.9%, over the same period in the prior year solidly reflecting the positive impact of the Company’s diverse geographic and end-user markets.  Income from continuing operations in the first quarter of fiscal 2009 was

$11.8 million, up 12.6% from $10.5 million in the first quarter of fiscal 2008.  On a per diluted share basis, income from continuing operations was $0.61, a 10.9% increase over $0.55 from last year’s first quarter.  Net income, which includes discontinued operations, was $9.7 million for the fiscal 2009 first quarter compared with net income of $9.5 million in the first quarter of fiscal 2008, reflecting losses from the discontinued Univeyor operations of $2.2 million and $1.1 million, respectively.  On a per diluted share basis, fiscal 2009 first quarter net income was $0.50, consistent with $0.50 in the same period last year.

Timothy T. Tevens, President and Chief Executive Officer, commented, “A key element of our growth strategy has been to drive the top line with investments in new markets around the world.  These efforts are paying off with strong product and brand expansion, which is driving double digit growth in international markets.  The growth is primarily from emerging economies in Eastern Europe, Asia and Latin America, as well as in the established markets of Western Europe.  In addition, our targeted marketing activities in the United States and internationally are resulting in success with the products which serve the energy industry and those in global infrastructure development, among others.  Despite a slowed economic environment in the U.S., sales in the first quarter outpaced the same period last year.”

Geographic and Market Diversity Drives Sales Growth; Marketing Investments Pay Off

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:

Increased volume	$ 2.0	1.5%
Improved pricing	3.7	2.6%
Foreign currency translation	4.0	2.8%
Total	$ 9.7	6.9%

Revenue growth has been driven by growth in international markets, as well as the energy, mining, entertainment and public infrastructure construction markets.  Over the last year, the Company increased its investments in sales and marketing activities and resources in Europe, Asia and for targeted U.S. markets, such as the oil and gas and construction industries.

International sales from continuing operations were $49.4 million, or 33% of total net sales, up $6.5 million, or 15% from the first quarter of fiscal 2008, representing the fourth consecutive quarter of double digit growth. International sales growth reflects the continued strong performance of Columbus McKinnon Europe operations as it gains market share and capitalizes on growing economies, especially in Eastern Europe and Russia.

Mr. Tevens noted, “Our business continues to grow in the mid-single digit range and provide strong margins.  Additionally, we continue to invest in markets that will be expanding for the foreseeable future.”

Productivity Continues to Positively Impact Margins and Cash Management

Gross margin increased on higher sales to 32.1% for the quarter compared with 30.6% in last year’s first quarter.  The Company has also maintained margin neutrality on steel, which represents about 9% of total cost of goods sold, by increasing the steel surcharge in step with rising market prices.

First quarter 2009 results reflect a $2.7 million increase in selling expenses of which approximately $1.1 million were associated with expansion efforts in international markets, especially Eastern Europe, Southeast Asia and Latin America.  Further, an incremental $0.8 million was invested to grow market share in North America, including the Company’s focus on the energy and non-residential construction markets.  Currency translation contributed $0.8 million to the increase in selling expenses when compared with the first quarter of fiscal 2008.  As a percent of revenue, selling expenses were 12.0% for this year’s first quarter, compared with 11.0% in last year’s quarter.  The Company expects fiscal 2009 selling expenses will be in the range of 12% and 12.5% of revenue.

General and administrative (G&A) expenses were $9.9 million in the first fiscal quarter of 2009.  The $1.6 million increase over the first fiscal quarter of 2008 included $0.4 million for global infrastructure expansion in Europe, Asia and Latin America to continue to meet the strong global demand for Columbus McKinnon products, $0.5 million as a reserve adjustment related to receivables and $0.3 million of increased engineering costs to support new product development.  Foreign currency translation was about $0.4 million of the G&A increase.  As a percent of revenue, G&A expenses were 6.5% for this year’s first quarter and 5.9% for last year’s first quarter.  The Company expects G&A to trend toward 6% to 6.5% of sales for fiscal 2009.

Lower debt in this year’s first quarter resulted in a $0.8 million, or 19.4%, decrease in interest and debt expense for the current quarter and reflects the Company’s emphasis on maintaining its strong capital structure.

The effective tax rate for the quarter was 35.6% compared with 37.6% for the prior year’s quarter.  The Company expects the rate to be in the 35% to 36% range for fiscal 2009.

The Company realized a loss from discontinued operations, including the Univeyor divestiture, of $2.1 million in this year’s quarter, compared with last year’s $0.9 million loss.

Cash from operating activities of continuing operations was $12.0 million for both the fiscal 2009 and 2008 first quarters, or $0.63 per diluted share in each period.

Working capital as a percentage of sales was 20.7% at the end of fiscal 2009’s first quarter compared with 20.2% at the end of last fiscal year’s first quarter and 18.2% at the end of fiscal 2008.  The fiscal 2009 statistic includes $14.0 million in prepaid expenses reflecting the favorable tax impact of the Univeyor divestiture, which benefit is expected to be realized over the next year.  Excluding that, adjusted working capital was 18.4% of sales.  The adjusted improvement quarter over quarter reflects increases in accounts payable and accrued liabilities during the fiscal 2009 first quarter.  When compared sequentially with the fourth quarter of fiscal 2008, adjusted working capital as a percentage of sales increased on higher inventories.

Sound Financial Discipline

Debt, net of cash, of continuing operations at June 29, 2008, was $48.4 million, or 13.6% of total capitalization, a reduction of $64.4 million from $112.8 million, or 28.4% of total capitalization, a year ago.  Net debt sequentially improved from $71.9 million the end of fiscal 2008.  Gross debt of continuing operations at the end of the first quarter was $133.2 million, or 30.3% of total capitalization, a reduction of $41.5 million from $174.7 million, or 39.0% of total capitalization, a year ago.  The Company believes that long-term debt-to-total capitalization approximating 30% allows sufficient flexibility for strategic acquisitions and financial strength for capitalizing on market downturns.  In addition to $84.8 million of cash, the Company’s availability on its $75 million line of credit with its bank group was $62.8 million at June 29, 2008.  Approximately $17 million of cash will be used in the September quarter to fund the transaction costs and pay down debt associated with the Univeyor transaction.

Capital expenditures for the first quarter of fiscal 2009 were $2.1 million compared with $2.5 million for the same period in fiscal 2008.  In general, capital spending is focused on new product development, the purchase of productivity-enhancing equipment and capital maintenance items at various manufacturing facilities.  The Company anticipates capital spending for the fiscal year will be approximately $14 to $15 million.

Outlook Remains Solid; International to Remain the Primary Growth Driver

Backlog was $63.9 million at the end of the quarter compared with backlog of $65.1 million and $57.7 million at the end of the fiscal 2008 first and fourth quarters, respectively.  The time to convert the majority of backlog to sales averages from one day to a few weeks, and backlog normally represents four to five weeks of shipments.

Mr. Tevens commented, “We continue to believe Columbus McKinnon can achieve mid-single digit growth for the foreseeable future, as current U.S. and international markets support our expectation.  Further, we are realizing higher growth rates from developing economies in Eastern Europe, Latin America and Asia Pacific.  We believe the greatest opportunity for us is in growing our presence in international markets, both organically and through acquisition or partnership, in pursuit of our long-term goal to derive 50% of sales from outside the United States.  Notwithstanding, we will also continue to invest in our U.S. markets in order to maintain growth in our home markets as well.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for July 24, 2008 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the “Columbus McKinnon Quarterly Conference Call” and providing the password “Columbus McKinnon” and identifying conference leader “Tim Tevens” when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until July 31, 2008 by dialing 1-800-333-1859.  Alternatively, you may access an archive of the call and its transcript until November 20, 2008 on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

TABLES FOLLOW.

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements

(In thousands, except per share and percentage data)
	Three Months Ended
	June 29, 2008	July 1, 2007	Change

Net sales	$151,164	$141,450	6.9%
Cost of products sold	102,639	98,118	4.6%
Gross profit	48,525	43,332	12.0%
Gross profit margin	32.1%	30.6%
Selling expense	18,202	15,544	17.1%
General and administrative expense	9,901	8,277	19.6%
Restructuring charges	-	8	-100.0%
Amortization	27	28	-3.6%
Income from operations	20,395	19,475	4.7%
Interest and debt expense	3,193	3,960	-19.4%
Investment income	(291)	(294)	-1.0%
Other income	(772)	(939)	-17.8%
Income from continuing operations before income tax expense	18,265	16,748	9.1%
Income tax expense	6,499	6,294	3.3%
Income from continuing operations	11,766	10,454	12.6%
Loss from discontinued operations, net of tax	(2,096)	(934)	124.4%
Net income	$9,670	$9,520	1.6%

Average basic shares outstanding	18,819	18,638	1.0%
Basic income (loss) per share:
Continuing operations	$0.62	$0.56	10.7%
Discontinued operations	(0.11)	(0.05)
Net income	$0.51	$0.51	0.0%

Average diluted shares outstanding	19,221	19,088	0.7%
Diluted income (loss) per share:
Continuing operations	$0.61	$0.55	10.9%
Discontinued operations	(0.11)	(0.05)
Net income	$0.50	$0.50	0.0%

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)
	June 29, 2008	March 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$84,834	$75,994
Trade accounts receivable	93,736	93,833
Inventories	89,071	84,286
Prepaid expenses	32,610	17,320
Current assets of discontinued operations	-	17,334
Total current assets	300,251	288,767

Net property, plant, and equipment	53,374	53,420
Goodwill and other intangibles, net	187,348	187,376
Marketable securities	30,098	29,807
Deferred taxes on income	16,390	17,570
Other assets	6,695	8,094
Non-current assets of discontinued operations	-	5,001
Total assets	$594,156	$590,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$28	$36
Trade accounts payable	34,606	35,149
Accrued liabilities	55,696	52,265
Restructuring reserve	-	58
Current portion of long-term debt	332	326
Current liabilities of discontinued operations	15,191	24,955
Total current liabilities	105,853	112,789

Senior debt, less current portion	2,986	3,066
Subordinated debt	129,855	129,855
Other non-current liabilities	49,294	48,844
Total liabilities	287,988	294,554

Shareholders’ equity:
Common stock	190	189
Additional paid-in capital	179,374	178,457
Retained earnings	131,296	122,400
ESOP debt guarantee	(2,694)	(2,824)
Accumulated other comprehensive loss	(1,998)	(2,741)
Total shareholders’ equity	306,168	295,481
Total liabilities and shareholders’ equity	$594,156	$590,035

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows

(In thousands)
	Three Months Ended
	June 29, 2008	July 1, 2007

Operating activities:
Income from continuing operations	$11,766	$10,454
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	2,172	2,091
Deferred income taxes	1,180	6,072
Gain on sale of investments/real estate	(48)	(325)
Stock option expense	408	195
Amortization/write-off of deferred financing costs	133	163
Changes in operating assets and liabilities:
Trade accounts receivable	247	130
Inventories	(4,613)	(7,064)
Prepaid expenses	(1,236)	409
Other assets	1,244	(118)
Trade accounts payable	(551)	3,201
Accrued and non-current liabilities	1,347	(3,188)
Net cash provided by operating activities from continuing operations	12,049	12,020
Net cash used by operating activities from discontinued operations	(2,218)	(2,359)
Net cash provided by operating activities	9,831	9,661

Investing activities:
(Purchase) sale of marketable securities, net	(497)	113
Capital expenditures	(2,118)	(2,530)
Proceeds from sale of property	-	5,454
Net cash (used) provided by investing activities from continuing operations	(2,615)	3,037
Net cash provided by investing activities from discontinued operations	139	116
Net cash (used) provided by investing activities	(2,476)	3,153

Financing activities:
Proceeds from stock options exercised	221	569
Net repayments under revolving line-of-credit agreements	(8)	(671)
Repayment of debt	(74)	(21)
Other	317	142
Net cash provided by financing activities from continuing operations	456	19
Net cash provided (used) by financing activities from discontinued operations	579	(398)
Net cash provided (used) by financing activities	1,035	(379)

Effect of exchange rate changes on cash	450	808

Net change in cash and cash equivalents	8,840	13,243
Cash and cash equivalents at beginning of year	75,994	48,655
Cash and cash equivalents at end of period	$84,834	$61,898

COLUMBUS McKINNON CORPORATION
Additional Data
	June 29, 2008		July 1, 2007		March 31, 2008

Backlog (in millions)	$63.9		$65.1		$57.7

Trade accounts receivable
days sales outstanding	56.4	days	58.9	days	53.0	days

Inventory turns per year
(based on cost of products sold)	4.6	turns	4.8	turns	5.2	turns
Days' inventory	79.2	days	75.9	days	70.1	days

Trade accounts payable
days payables outstanding	30.7	days	28.0	days	29.2	days

Working capital as a % of sales	20.7%		20.2%		18.2%

Debt to total capitalization percentage	30.3%		39.0%		31.1%
Debt, net of cash, to total capitalization	13.6%		28.4%		16.2%

	Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY09	63	63	60	65	251

FY08	63	63	60	63	249

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